Exhibit 99.1

Ocera Announces Preliminary Topline Results
from Phase 2a Investigator-Sponsored Study of OCR-002

Palo Alto, CA – February 18, 2015 – Ocera Therapeutics, Inc. (NASDAQ: OCRX) today announced preliminary topline results from a Phase 2a investigator-sponsored study evaluating the company’s drug candidate OCR-002 (ornithine phenylacetate) versus placebo in patients with upper gastrointestinal bleeding (UGIB) associated with liver cirrhosis. The data demonstrated a favorable safety profile for OCR-002 and that the drug candidate was well tolerated. The data also supported OCR-002’s ability to reduce ammonia levels, elevated levels of which correlate with certain severe and life-threatening liver disorders. In the study, an acute ammonia lowering effect in plasma, as well as higher urinary excretion of ammonia, was observed in patients treated with OCR-002 compared to placebo. The differences in plasma ammonia levels between treatment arms did not reach statistical significance, but the differences in urinary excretion of ammonia were statistically significant.

“Based on these topline data, we are encouraged by the acute ammonia lowering effect and favorable safety profile demonstrated by OCR-002,” stated Linda Grais, M.D., chief executive officer of Ocera. “We believe the data further validate our thesis regarding the mechanism of action of our drug candidate and support Ocera’s continued development of OCR-002 as a potential treatment for people with severe and acute liver disorders. We’d like to extend our sincere appreciation to the investigative staff and the patients who participated in this trial developed by the late Professor Juan Córdoba, M.D., who wanted to evaluate the potential for OCR-002 to lower ammonia plasma levels in this patient population.”

The primary objective was to evaluate the safety and tolerability of OCR-002 and its ability to rapidly reduce plasma ammonia concentration following an episode of acute UGIB in patients with cirrhosis. A total of 38 patients across two university hospital centers in Spain were randomized 1:1 to receive either a 10 grams per day dose of OCR-002 plus standard of care (n=20) or placebo plus standard of care (n=18). Standard of care included fluid support, lactulose and antibiotics. OCR-002 or placebo was administered as a continuous intravenous infusion for a period of 5 days in this double-blind trial.

The data show that OCR-002 resulted in greater absolute and relative reductions in median plasma ammonia versus placebo at 12 hours after baseline (-19.35 microM/L and -19.62% versus -2.0 microM/L and -3.25%, respectively). These observations corresponded to an hourly decline in plasma ammonia over the first 24 hours of infusion of -0.85 microM/L in the OCR-002 group versus -0.24 microM/L in the placebo group. The differences in plasma ammonia levels between treatment arms did not reach statistical significance, which was due in part to the higher than expected variability in plasma ammonia levels. However, there were statistically significant differences in urinary excretion of ammonia, as expressed by a key metabolite phenylacetyl glutamine (PAGN), which the Company believes demonstrates the ability of OCR-002 to reduce ammonia levels.

“Based on the pharmacokinetic data, we believe that a higher dose of OCR-002 will show an even greater ammonia lowering effect,” stated Dr. Rajiv Patni, chief development officer of Ocera. “In Ocera’s STOP-HE trial, designed to assess the safety and efficacy of OCR-002 in resolving neurocognitive symptoms of acute hepatic encephalopathy in cirrhotic patients with elevated ammonia, patients receive up to 20 grams per day of OCR-002, twice the dose administered to patients in this investigator-sponsored study. STOP-HE is ongoing and we look forward to a planned interim analysis in the near term.”

About Ocera
Ocera Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of OCR-002 (ornithine phenylacetate). OCR-002 is a patent-protected novel ammonia scavenger that has been granted orphan drug designation and Fast Track status by the U.S. Food and Drug Administration (FDA) for the treatment of hyperammonemia and resultant hepatic encephalopathy in patients with acute liver failure and acute-on-chronic liver disease. For additional information, please see www.ocerainc.com.

Forward-Looking Statements
This press release contains "forward-looking" statements, including, without limitation, all statements related to the OCR-002 clinical development program, including but not limited to the potential for positive data in Ocera’s STOP-HE trial in light of the data observed from the Phase 2a investigator-sponsored study of OCR-002, the timing of a planned interim analysis of Ocera’s STOP-HE trial and the potential benefits of OCR-002 to help people with acute and chronic orphan liver diseases. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believe," "expected," "hope," "plan," "potential," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Ocera's current expectations. Forward-looking statements involve risks and uncertainties and Ocera's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, including those risks and uncertainties discussed under the heading "Risk Factors" in Ocera's Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent filings with the SEC. All information in this press release is as of the date of the release, and Ocera undertakes no duty to update this information unless required by law.
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Susan Sharpe
Ocera Therapeutics, Inc.
contact@ocerainc.com
(919) 328-1109